Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, 333-128038 and 333-140111) and on Form S-3 (Nos. 333-128945, 333-128553 and 333-125927) of Liberty Global, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedules I and II, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K/A (As amended by Amendment No.1) of Liberty Global, Inc.
Our report on the financial statements refers to a change in the methods of accounting for a hybrid financial instrument, defined benefit pension plans, and share-based compensation.
Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the aggregate amount of total assets and revenues of entities excluded from management’s assessment of the effectiveness of Liberty Global, Inc.’s internal control over financial reporting as of December 31, 2006 are $1,536.3 million and $174.3 million, respectively. Our audit of internal control over financial reporting of Liberty Global, Inc. also excluded an evaluation of the internal control over financial reporting of these entities.
KPMG LLP
Denver, Colorado
June 15, 2007